Exhibit 3.161

CERTIFICATE OF FORMATION

OF

LOGISTICS WAY DCT/LWI LLC

1.	The name of the limited liability company (the “LLC”) is Logistics Way DCT/LWI LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 27th day of July, 2006.

By:	/s/ Howard L. Rosenberg
Howard L. Rosenberg
Authorized Person